Exhibit 10.5

SUPPORT PAYMENT AGREEMENT

THIS SUPPORT PAYMENT AGREEMENT (this “Agreement”), dated as of December 20, 2013, is made and entered into by and among ELCO LANDMARK RESIDENTIAL HOLDINGS II LLC, a Delaware limited liability company (“ELRH II”), LANDMARK APARTMENT TRUST OF AMERICA, INC., a Maryland corporation (“LATA”).

Recitals

A. ELRH II is the owner and holder of 1,226,994 shares of LATA Stock (the “Shares”) which ELRH II acquired in connection with the consummation (the “Closing”) of the transactions contemplated by (i) that certain Assignment and Assumption Agreement dated December 20, 2013 by and among ELRH II, LATA, and Landmark Apartment Trust of America Holdings, LP, a Virginia limited partnership (“LATA OP”) (the “Assignment and Assumption Agreement”), (ii) that certain Payment Agreement dated December 20, 2013, by and among ELRH II, LATA and LATA OP (the “Payment Agreement”), and (iii) that certain Asset Purchase and Contribution Agreement, by and among LATA OP, Elco Landmark Residential Management LLC, a Delaware limited liability company, Elco Landmark Residential Holdings LLC, a Delaware limited liability company and ELRH II (as amended, including Amendment No 2. to the Asset Purchase and Contribution Agreement, dated December 20, 2013, the “Asset Purchase and Contribution Agreement”):

B. In furtherance of the terms of the Assignment and Assumption Agreement, the Payment Agreement, and the Asset Purchase and Contribution Agreement, ELRH II and LATA are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, it is hereby agreed as follows:

Terms

1. Incorporation of Recitals; Capitalized Terms. The Recitals to this Agreement are hereby incorporated into and made a part of this Agreement.

2. Defined Terms; Price Support.

(a) Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall be as defined in the Asset Purchase and Contribution Agreement. For purposes of this Agreement, the following terms shall have the meaning hereafter set forth:

(i)	“Elco Holders” means ELRH II and any of the other parties to whom ELRH II, ELRH or Seller are entitled to transfer securities pursuant to Section 9.10(b) of the Asset Purchase and Contribution Agreement.

(ii)	“LATA Stock” means the authorized shares of common stock of LATA.

(iii)	“Restricted Period” means the period commencing on the date of issuance of the Shares and terminating on the earlier of: (A) the date on which both of the following conditions are first met: (1) the date the IPO has closed and the LATA Stock is listed for trading; and (2) the Elco Holders are no longer subject to either: (x) a restriction by the underwriter managing such IPO prohibiting the Elco Holders from offering, selling, contracting to sell, granting any option or contract to purchase, or otherwise disposing of any of the Shares; or (y) any restriction under federal or state securities laws or regulations, prohibiting the Elco Holders from selling the Shares; or (B) March 14, 2018. The Restricted Period shall not include any period of time after which the Elco Holders could have sold such Shares after an IPO by exercising its securities registration rights pursuant to its Registration Rights Agreement with LATA.

(iv)	“Support Payment” means the amount that is equal to the positive difference, if any, between $8.15 per Share and the actual gross selling price received by ELRH II upon the sale of the Shares, in accordance with this Agreement. For example, if ELRH II sold the Shares at $8.00 per share, the Support Payment would equal $0.15 multiplied by 1,226,994 and equal $184,049.10.

(b) Price Support. Upon a determination by LATA or ELRH II that the Restricted Period has terminated, such party shall deliver notice to the other party (“Restricted Period Termination Notice”) specifying same and whether such termination was pursuant to clause (A) or clause (B) of the definition of Restricted Period. If a Restricted Period Termination Notice is delivered by LATA or ELRH II based upon clause (B), LATA shall be deemed to have delivered a Decision Notice (hereafter defined) electing the Call Option (hereafter defined) as of the date of delivery of the Restricted Period Termination Notice. If a Restricted Period Termination Notice is delivered pursuant to clause (A), ELRH II shall, for a period of ten (10) Business Days after delivery of the Restricted Period Termination Notice, use commercially reasonable efforts to sell the Shares in a market transaction above $8.15 per share. If ELRH II is able to dispose of all the Shares within such time period and for an amount in excess of $8.15 per share, ELRH II shall notify LATA of same and LATA shall have no further obligations under this Agreement. If, on the other hand, ELRH II is unable to so dispose of all the Shares, ELRH II shall, within two (2) Business Days after expiration of such ten (10) day period, deliver a notice to LATA (the “Election Notice”) requesting LATA to make its election to either make a Support Payment, as hereafter described (the “Support Payment Option”), or to elect the option to purchase ELRH II’s Shares, as set forth in Section 3 hereof (the “Call Option”). LATA shall, within five (5) Business Days after receipt of the Election Notice, deliver notice to ELRH II (the “Decision Notice”) electing the Support Payment Option or the Call Option. If LATA fails to deliver a timely Decision Notice, LATA shall be deemed to have delivered a Decision Notice electing the

Call Option. If LATA chooses the Support Payment Option, ELRH II shall dispose of the Shares in market transactions undertaken within ten (10) Business Days following delivery of the Decision Notice, provided, however, if ELRH II is seeking to sell Shares under Rule 144 promulgated by the SEC pursuant to the Securities Act and, pursuant to such Rule, is unable to dispose of all the Shares in such ten (10) Business Day period, such period shall be extended until such time as ELRH II could have sold all of its Shares pursuant to Rule 144 . Upon completion of the Shares disposition, ELRH II shall deliver notice (“Support Payment Notice”) to LATA setting forth the amount of the Support Payment that LATA is obligated to make to ELRH II and enclosing evidence of the sale price received by ELRH II upon disposition of the Shares. If ELRH II fails to dispose of the Shares or to deliver a timely Election Notice, the obligation of LATA to pay the Support Payment shall terminate and ELRH II shall have no further rights hereunder. If a Support Payment is due pursuant to this Agreement, LATA shall pay such Support Payment to ELRH II by issuing to ELRH II additional shares of LATA Stock having a value equal to the amount of the Support Payment, such value to be based upon the volume weighted average closing price per share of such LATA Stock for the five trading days immediately preceding the day that is the day prior to the date of payment, which date shall be no later than five (5) Business Days after delivery of the Support Payment Notice. LATA represents and warrants that the LATA Stock, when issued and delivered to ELRH II in satisfaction of the Support Payment shall be validly issued, fully paid and non-assessable, free and clear of any liens or encumbrances, subject to restrictions on transfer under applicable securities laws.

3. Call Option. If LATA exercises or is deemed to have exercised the Call Option, LATA shall be obligated, upon and subject to the terms and conditions herein contained, to purchase from ELRH II, and ELRH II shall be obligated to sell to LATA, all Shares then held by ELRH II. The Call Option may be exercised by LATA only in a timely delivered Decision Notice or a Decision Notice that is deemed to have been delivered as provided herein. If LATA delivers a Decision Notice electing the Support Payment Option, the Call Option shall be terminated. If LATA exercises or is deemed to have exercised the Call Option, the purchase price for the Shares shall be Eight and 15/100 Dollars ($8.15) per Share (the “Purchase Price”). The closing (the “Closing”) of the sale and purchase of the Shares shall be held at the principal office of LATA or its law firm at a date and time not later than ten (10) Business Days following the delivery date of the Decision Notice. At the Closing, ELRH II shall deliver all of the Shares, together with all necessary transfer documents, and LATA shall deliver the Purchase Price to ELRH II by wire transfer of immediately available funds to an account ELRH II designates in writing.

4. Adjustments. Wherever in, or with respect to effectuating the terms of, this Agreement, including, without limitation, calculating the Support Payment, there is a reference to a specific number of shares of LATA Stock, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares and price so referenced in, or otherwise contemplated by, this Agreement will automatically be proportionally adjusted to reflect the effect of such subdivision, combination or stock dividend on the outstanding shares of such class or series of stock.

5. Miscellaneous.

(a) Governing Law. The laws of the Commonwealth of Virginia shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereunder.

(b) Submission to Jurisdiction. The parties irrevocably and unconditionally (i) agree that any suit, action, or other legal proceeding arising out of or relating to this Agreement shall be brought in a court of record of Henrico County, Virginia, in the United States District Court for the Eastern District of Virginia, or in any other court in Virginia of competent jurisdiction; (ii) consent to the jurisdiction of each such court in any such suit, action or proceeding; and (iii) waive any objection which it or they may have to the laying of venue of any such suit, action, or proceeding in any of such courts.

(c) Captions. Captions contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provisions hereof.

(d) Counterparts. This Agreement or any amendment hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures transmitted by facsimile or email shall be treated as originals in all respects for purposes of executing this Agreement and any amendments hereto.

(e) Modifications. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

(f) Weekends and Legal Holidays. If any date set forth in this Agreement for the performance of any obligation hereunder or for the delivery of any instrument or notice shall be on a day other than a Business Day.

(g) Notices. All notices required under this Agreement shall be sent to the applicable address indicated above; provided, however, either party by notice given as herein provided, shall have the right from time-to-time to change his respective address to any other address within the United States of America effective upon receipt by the other party of such notice. Notices shall be in form required by Section 10.09 of the Asset Purchase and Contribution Agreement.

(h) Waiver of Trial by Jury. THE PARTIES HEREBY KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS AGREEMENT, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE

OF DEALING, STATEMENTS WHETHER VERBAL OR WRITTEN WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO EACH OF THE PARTIES IN ENTERING INTO THIS AGREEMENT.

(i) Remedies. In the event that either party fails to consummate the Closing following delivery of the Exercise Notice in accordance herewith, the non-defaulting party shall have all rights and remedies available at law or in equity including, without limitation, the right of specific performance.

(j) Successors. This Agreement shall be binding on LATA’s and ELRH II’s successors and assigns.

[SEPARATE SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

ELRH II:

ELCO LANDMARK RESIDENTIAL HOLDINGS II LLC

By:	JLCo, LLC
Its:	Manager

	By:	/s/ Joseph G. Lubeck
	Name:	Joseph G. Lubeck
	Title:	Manager

LATA:

LANDMARK APARTMENT TRUST OF AMERICA, INC.

	By:	/s/ Stanley J. Olander
Stanley J. Olander, Jr.
Chief Executive Officer